Exhibit 99.1

Contact: Zaf Zafirelis

Biopure Corporation

(617) 234-6500

IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE CORPORATION RECEIVES NOTICE OF DELISTING FROM NASDAQ

CAMBRIDGE, Mass., July 17, 2009 - Biopure Corporation (Nasdaq: BPUR) announced that it has received notice from The Nasdaq Stock Market, by letter dated July 17, 2009, that its common stock would be delisted from Nasdaq The notice stated that because of concerns raised by the Company’s filing for protection under Chapter 11 of the Bankruptcy Code, trading would be suspended at the opening of business on July 28, 2009.

The company does not intend to appeal this decision.

Biopure Corporation

Biopure Corporation develops and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues.